Exhibit 99.1

Contact:
John L. McManus	Richard P. Burgoon, Jr.
President	Chief Executive Officer
1-949-481-9820	1-858-695-8232

Aeolus Pharmaceuticals, Inc. Announces Capital Infusion

from Existing Shareholders

Xmark Opportunity Funds commitment to capital infusion of $2.5 million; funds to be used to advance development of Aeolus pipeline compounds.

RESEARCH TRIANGLE PARK, N.C., June 27, 2005 /PRNewswire/ — Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS.OB), today announced that the Xmark Opportunity Funds and other investors, including the Biotechnology Value Fund, LP, have agreed to immediately provide up to $2,500,000 in funding to Aeolus in the form of convertible preferred stock and warrants. The funds are being provided primarily for animal testing and development of several of Aeolus’ pipeline compounds under the Aeolus Pipeline Initiative in the following therapeutic focus areas: Parkinson’s disease; Autoimmune disorders (arthritis and ulcerative colitis); Chronic Obstructive Lung Disease; Biodefense/Radioprotection; Tumor Suppression/Bone Marrow Transplantation; and Stroke. These therapeutic focus areas were selected based upon preliminary data developed using Aeolus compounds.

Under the terms of the funding agreement, these funds are immediately available to Aeolus as needed. A dividend payment in the form of interest at the rate of 6%, based on funds used by the Company, may be paid in either cash or the Common shares of the Company, at the option of the Company. The Convertible Preferred shares are convertible to Common shares of the Company at a price of $1.00 per share. One warrant to purchase an Aeolus Common share per each Convertible Preferred purchased shall also be issued, with an exercise price of $1.00 per warrant, each warrant having a five (5) term.

Commenting on the Aeolus Pipeline Initiative, Brian J. Day, Ph.D., a co-founder of Aeolus and co-inventor of its proprietary chemical compounds, and who serves as the Chief Science Officer to Aeolus, noted that “Aeolus has developed and tested approximately 200 proprietary catalytic antioxidant compounds over a ten year period. This capital infusion will now allow us to accelerate our internal Pipeline Initiative to select and initially test between 6 and 12 of the most promising compounds in animal models of relevant central nervous, autoimmune, respiratory and oncology diseases and disorders.” Dr. Day further commented that “because many of our catalytic antioxidant compounds have been explored in a research context during the past decade, this latest capital infusion will allow us to move several of these compounds to the development stage, with an eye towards strategic selection of those that the scientific data suggest should evidence safety and efficacy in a clinical setting.”

David C. Cavalier, Managing Principal to Xmark and chairman of the Aeolus Board of Directors, stated that “Xmark strongly supports and has confidence in the new Aeolus management team and their strategic vision and initiatives. We are committed to ensuring that the value that we recognize in the Aeolus technology can be sufficiently advanced with the intention of providing the Company with multiple clinical and/or partnering opportunities in addition to those that become available to the Company with respect to the AEOL 10150 lead clinical program. “

About Aeolus Pharmaceuticals.

Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation. On March 29, 2005, Aeolus announced the interim results from its Phase I single dose study of AEOL 10150 in patients diagnosed with Amyotrophic Lateral Sclerosis, ALS, commonly referred to as “Lou Gehrig’s disease.” AEOL 10150 is a small molecule catalytic antioxidant that has shown the ability to scavenge a broad range of reactive oxygen species. As a catalytic antioxidant, AEOL 10150 mimics and thereby amplifies the body’s natural enzymatic systems for eliminating these damaging compounds. Because oxygen-derived free radicals are believed to have an important role in the pathogenesis of many diseases, Aeolus’ antioxidant enzyme-mimetic drugs are believed to have a broad range of potential therapeutic uses. In particular, Aeolus’ catalytic antioxidants have been shown to significantly reduce tissue damage in animal models of ALS, stroke, chronic obstructive pulmonary disease, and mucositis caused by radiation therapy. The Aeolus Pipeline Initiative is an internal development initiative focused on advancing several of the most promising catalytic antioxidant compounds from Aeolus’ proprietary library of 200 compounds. The initial therapeutic focus areas for the Aeolus Pipeline Initiative are: Parkinson’s disease; Autoimmune disorders (arthritis and ulcerative colitis); Chronic Obstructive Lung Disease; Biodefense/Radioprotection; Tumor Suppression/Bone Marrow Transplantation; and Stroke. These therapeutic focus areas were selected based upon preliminary data developed using Aeolus catalytic antioxidant compounds.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research, and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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